Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Information Statement and to the use of our reports, dated February 26, 2020 on the financial statements and financial highlights of BNY Mellon Large Cap Equity Fund and BNY Mellon Large Cap Growth Fund for the fiscal year ended December 31, 2019, which are incorporated by reference in this Registration Statement on Form N-14 of BNY Mellon Investment Funds V, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

May 14, 2020